NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
shelley.whiddon@alliancedata.com

ALLIANCE DATA’S EPSILON TO ACQUIRE EQUIFAX’S DIRECT MARKETING SERVICES DIVISION

DALLAS, Texas, June 2, 2010 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has reached a definitive agreement to acquire the Direct Marketing Services (DMS) division of Equifax, Inc. Equifax’s DMS division provides proprietary data-driven, integrated marketing solutions through two complementary offerings: database marketing and hosting, and data services including U.S. consumer demographic information. Purchase price is $117 million, with no impact to earnings for the remainder of 2010, but accretive thereafter. The transaction is expected to close in the third quarter, pending customary regulatory approvals and closing conditions. Equifax’s DMS division has approximately 200 full-time employees and will be integrated into the Company’s Epsilon business under its Epsilon Targeting and Marketing Technology groups upon closing.

The transaction fits squarely within Alliance Data’s strategy of seeking strategic acquisitions that enhance core capabilities and strengthen its competitive advantage. Specifically, benefits Alliance Data and Epsilon expect to realize from this acquisition include:

•	New data sets, and verticals including telecommunications and financial services;

•	Additional scale in database development and hosting;

•	Additional clients including several Fortune 1000 companies;

•	Additional analytics and delivery optimization expertise; and

•	Experienced management to further strengthen Epsilon’s operational and solutions delivery excellence.

Bryan Kennedy, Epsilon’s president, said, “We’re excited about the business synergies and strategic fit that this acquisition represents for our business. Equifax’s DMS brings in to the fold several appealing aspects that will further Epsilon’s position as a leader in providing data-driven, highly targeted marketing solutions across an evolving multi-channel landscape. Today’s announcement is further evidence of our ongoing commitment to not just maintain, but enhance Epsilon’s leadership position in delivering effective solutions that help our clients grow their businesses. We look forward to welcoming our new associates, continuing to deliver best-in-class services to the DMS clients, and further enhancing our offering that will benefit all our clients.”

Ed Heffernan, president and chief executive officer of Alliance Data, said, “We are, first and foremost, a growth company. This transaction is typical of Alliance Data’s long-term strategy of supplementing very strong organic growth with a small number of tuck-in acquisitions. Across Alliance Data’s three businesses, we continue to build and strengthen the five key aspects of our model: creative, data, database, analytics and digital distribution. These are the key areas deemed critical to succeed in the market’s significant and ongoing shift from mass marketing toward transactional-based, data rich, ROI-based marketing. This tuck-in acquisition will be additive to Epsilon’s data and database businesses and will bring with it a solid management team.”

About Epsilon

Epsilon is the industry’s leading marketing services firm, with a broad array of data-driven, multichannel marketing solutions that leverage consumer insight to help brands deepen their relationships with customers. Services include strategic consulting, acquisition and customer database technologies, loyalty management, proprietary data, predictive modeling and a full range of direct and digital agency services, including creative, interactive web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data
Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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